QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

SPRINT COMMUNICATIONS COMPANY L.P.

and

TRANSACTION NETWORK SERVICES, INC.

Dated: May 13, 2002

Table of Contents

1.	Purchase and Sale of Assets		1
2.	Assumption of Liabilities		1
	2.1	Assumption of Liabilities by Buyer	1
	2.2	Excluded Liabilities	1
3.	Consideration for Transfer of the Assets		1
	3.1	Purchase Price	1
	3.2	Allocation of Purchase Price	2
4.	Closing		2
5.	Representations and Warranties of Seller		2
	5.1	Seller's Organization and Authority	2
	5.2	Authorization	2
	5.3	No Conflict	2
	5.4	Title to Assets; Encumbrances, etc	3
	5.5	Customer Contracts	3
	5.6	Litigation	4
	5.7	Compliance with Laws; Absence of Defaults; Etc.	4
	5.8	Brokers	4
	5.9	No Misrepresentation	4
6.	Representations and Warranties of Buyer		4
	6.1	Buyer's Organization and Authority	4
	6.2	Authorization of Agreement	4
	6.3	No Conflict	5
	6.4	Brokers	5
	6.5	No Misrepresentation	5
7.	Conditions to Closing		5
	7.1	Buyer's Conditions to Closing	5
	7.2	Seller's Conditions to Closing	6
8.	Further Agreements of the Parties		6
	8.1	Covenants Pending Closing	6
	8.2	Public Announcements	6
	8.3	Expenses	7
	8.4	Indemnification for Fees of Brokers and Finders	7
	8.5	Customer Contracts	7
	8.6	Further Assurances	8
	8.7	Restrictive Covenants	8
	8.8	Bulk Sales Law	10
	8.9	Transition	10
	8.10	Transfer Taxes	11
	8.11	Receivables and Billing	11
	8.12	Customer Meetings	13
	8.13	License to use TranXact Names	13
9.	Indemnification and Disputes		13
	9.1	Indemnification by Seller for Third Party Claims	13
	9.2	Indemnification by Buyer for Third Party Claims	13
	9.3	Claim Notice for Indemnification	13
	9.4	Rights of Parties to Settle or Defend	13
	9.5	Dispute Claims Period	14
	9.6	Limits on Liability	14
	9.7	Exclusive Remedies	15

i

10.	Termination		16
	10.1	Events Leading to Termination	16
	10.2	Certain Payments upon Termination	16
11.	Miscellaneous		17
	11.1	Arbitration.	17
	11.2	Entire Agreement	17
	11.3	Governing Law; Consent to Jurisdiction	17
	11.4	Waiver of Jury Trial	18
	11.5	Survival	18
	11.6	Headings	18
	11.7	Notices	18
	11.8	Severability	18
	11.9	Amendment; Waiver	19
	11.10	Assignment and Binding Effect	19
	11.11	No Benefit to Others	19
	11.12	Counterparts	19
	11.13	Certain Definitions	19
	11.14	Interpretation	21

Schedule 3.1	Wire Transfer Information
Schedule 5.5(a)	Customer Contracts
Schedule 5.5(c)	Customer Contract Revenues
Schedule 8.5(a)(i)	Required Consent Customer Contracts
Schedule 8.5(a)(ii)	Non-Consent Customer Contracts
Schedule 8.5(a)(iii)	Transition Letter
Schedule 8.5(f)	Customer Information
Schedule 8.9(b)	Transition Services

ii

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of May 13, 2002, by and between Sprint Communications Company L.P., a Delaware limited partnership ("Seller"), and Transaction Network Services, Inc., a Delaware corporation ("Buyer").

Recitals

        A. Seller is engaged, among other things, in providing to customers transaction access service that incorporates public switched telephone network (PSTN) access, access concentration, a VISA protocol spoofing option, conversion to packet data protocols, and delivery over dedicated circuits connected to a specific use of the X.25 network using Sprint-owned equipment (the "TranXact Service"); and

        B. Seller desires to sell and Buyer desires to purchase certain of the assets relating to the TranXact Service of Seller upon the terms and conditions set forth in this Agreement.

Agreement

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

        1.     Purchase and Sale of Assets. Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Assets on the terms and subject to the conditions set forth in this Agreement at the closing (the "Closing") of the transactions contemplated by this Agreement (the "Contemplated Transactions"). The term "Assets" means all of Seller's rights, title and interest to furnish the TranXact Service pursuant to the Customer Contracts listed on Schedule 5.5(a), except as set forth in Section 8.5(b). The term "Customer Contracts" means the contracts between Seller and its Customers (as such term is defined in Section 8.5(c) hereof) relating to the provision of the TranXact Service. Customer Contracts do not include the provisions of the contracts listed in Schedule 5.5(a) that relate to services provided to the Customers by Sprint other than the TranXact Service.

        2.     Assumption of Liabilities.

          2.1   Assumption of Liabilities by Buyer. At the Closing, Seller will transfer, sell and assign to Buyer all of Seller's rights, title and interest in and to the Customer Contracts, and Buyer will assume and begin to pay, perform, satisfy and discharge the liabilities and obligations of Seller under the Customer Contracts that arise or accrue on or after the Closing (collectively, the "Assumed Liabilities") subject to Sections 8.5 and 8.9.

          2.2   Excluded Liabilities. Buyer is not assuming or agreeing to pay, perform, assume or discharge, or otherwise be responsible for, any debts, liabilities or obligations of Seller with respect to the TranXact Service or otherwise, fixed or contingent, known or unknown, including but not limited to any contingent or existing liabilities resulting from Seller's performance or breach of any agreement, contract or commitment arising or accruing prior to the Closing, except the Assumed Liabilities (collectively, the "Excluded Liabilities").

        3.     Consideration for Transfer of the Assets.

          3.1   Purchase Price. Buyer agrees to pay to Seller $45,000,000 (the "Purchase Price") in consideration for the sale and transfer of the Assets, on the terms and subject to the conditions set forth in this Agreement. Buyer will pay the Purchase Price to Seller at the Closing in cash by wire transfer of immediately available funds to the account described on Schedule 3.1.

          3.2   Allocation of Purchase Price. Buyer and Seller agree to allocate the Purchase Price for tax purposes as follows: (a) $5,000,000 to the non-competition provisions set forth in Section 8.7(a); and (b) $40,000,000 to the Customer Contracts. Buyer and Seller will file all tax returns (including amended returns and claims for refund) in a manner consistent with the allocation and will cooperate in the preparation of Treasury Form 8549 for timely filing with each of their respective federal income tax returns and any comparable foreign, state or local tax filings.

        4.     Closing. The Closing will take place at the offices of Arent Fox Kintner Plotkin & Kahn, PLLC located at 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, at 10:00 a.m. local time on a date chosen by Buyer (the "Closing Date"); provided, however, that the Closing Date will occur no later than May 31, 2002. Buyer will notify Seller in writing of the Closing Date no less than three (3) business days prior to the Closing Date. The Closing will be effective as of 6:00 a.m. central time on the Closing Date.

        5.     Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date of execution of this Agreement, and as of the Closing Date, as follows:

          5.1   Seller's Organization and Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and lawful authority to carry on the TranXact Service as it is currently being conducted. Seller is duly qualified or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the conduct of the TranXact Service requires qualification or licensing to do business as a foreign limited partnership.

          5.2   Authorization. Seller has all requisite power and authority to execute and deliver the Transaction Agreements, to consummate the Contemplated Transactions and to perform fully its obligations under this Agreement and the other Transaction Agreements. The execution, delivery and performance of the Transaction Agreements by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary action of Seller, and no other action is necessary to authorize the execution, delivery or performance of the Transaction Agreements or the consummation of the Contemplated Transactions. The Transaction Agreements constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally; and (b) general principles of equity (regardless of whether the enforceability is considered in a proceeding at law or in equity).

          5.3   No Conflict. The execution, delivery and performance of the Transaction Agreements by Seller and the consummation by Seller of the Contemplated Transactions: (a) will not violate or conflict with any provision of the limited partnership agreement of Seller, as amended; (b) will not violate any of the terms, conditions or provisions of any law, rule, statute, regulation, order, writ, injunction, judgment or decree of any Governmental Authority; or (c) will not conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any of the terms, conditions or provisions of any contract (other than Customer Contracts, which will be treated in accordance with the provisions of Section 8.5). No authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority, or any other third party, is required in connection with Seller's execution, delivery and performance of the Transaction Agreements and the consummation of the Contemplated Transactions, other than in connection with the Customer Contracts, which will be treated in accordance with the provisions of Section 8.5.

          5.4   Title to Assets; Encumbrances, etc.

            (a)   The Customer Contracts are free and clear of any mortgage, pledge, security interest, title defect or objection, lien, charge or encumbrance of any kind, including without limitation, any lease, license or other right of possession or use, or any conditional sales contract or other title or interest retention arrangement (collectively, "Liens"); except Liens securing taxes, assessments, governmental charges or levies, all of which are not yet due and payable (collectively, the "Permitted Liens").

            (b)   No third party has any rights to purchase any of the Assets, or any interest in or portion of the Assets, including, but not limited to, rights of first offer or first refusal.

            (c)   Seller has not assigned or licensed the TranXact Names to any third party except for any obligations under the Technology Services and Provisioning Agreement with Call-Net Enterprises Inc., while rights relate only to Canada.

          5.5   Customer Contracts.

      (a) (i) Schedule 5.5(a) sets forth all of the Customer Contracts between Seller and any of its customers of the TranXact Service that are currently in effect. The copies of the Customer Contracts in the Appendix to this Agreement are true, complete and correct copies of the Customer Contracts. Each Customer Contract is valid, binding and in full force and effect and enforceable against each Customer in accordance with its respective terms.

              (ii)   Notwithstanding any provision to the contrary in the Customer Contract with First Data Corporation, a copy of which is included in the Appendix to this Agreement, the term of the Customer Contract with First Data Corporation has been extended to September 30, 2002.

            (b)   Except as set forth on Schedule 5.5(a):

              (i)    Seller has performed all of its obligations under each Customer Contract;

              (ii)   neither Seller nor, to Seller's knowledge, any other party to any Customer Contract is in default under the Customer Contract and no event has occurred that, with the giving of notice or the passing of time, or both, will constitute a default under a Customer Contract;

              (iii)  Seller has not received any notice that it is in default under any Customer Contract;

              (iv)  Seller has not given notice that any other party is in default under any Customer Contract;

              (v)   Seller has not received notice of termination of any Customer Contract;

              (vi)  Seller has not issued any invoice or otherwise demanded or collected payment for any shortfall below the respective minimum revenue or transaction volume commitment set forth in any Customer Contract between November 1, 2001 and April 30, 2002; and

              (vii) No unresolved dispute is pending or, to Seller's knowledge, threatened under or in respect of any Customer Contract.

            (c)   Without the benefit of an audit, the revenues reflected on Schedule 5.5(c) set forth the revenues generated in connection with the Customer Contracts for the calendar year 2001 and for each of January, February and March, 2002 (the "Revenues"), and the Revenues are accurate and complete for the periods indicated in all material respects.

          5.6   Litigation.

            (a)   There is no action, suit, inquiry, litigation, proceeding, investigation or claim by or before any Governmental Authority, pending or, to Seller's knowledge, threatened in law, equity or otherwise, against Seller, or any Affiliate of Seller (i) relating to the Assets, the TranXact Service or the Contemplated Transactions; or (ii) that could reasonably be expected to have a Sprint Material Adverse Effect; or (iii) that might cause the rescission of any of the Transaction Agreements or could require Buyer to divest itself of any or all of the Assets to be acquired under this Agreement.

            (b)   Neither Seller nor any Affiliate of Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding (i) relating to the Assets, the TranXact Service or the Contemplated Transactions; or (ii) that could reasonably be expected to have a Sprint Material Adverse Effect; or (iii) that might cause the rescission of any of the Transaction Agreements or could require Buyer to divest itself of any or all of the Assets to be acquired under this Agreement.

          5.7   Compliance with Laws; Absence of Defaults; Etc.

            (a)   Seller is not in violation of any applicable federal, state, local or foreign law, rule, regulation, or ordinance, or any judgment, writ, decree, injunction, order or any other requirement of any Governmental Authority that could reasonably be expected to (i) have a Sprint Material Adverse Effect; or (ii) materially impair Buyer's ability to conduct the TranXact Service after the Closing Date.

            (b)   Seller is not in default in respect of the performance of any obligation, agreement or condition contained in any debenture, note or other evidence of indebtedness, indenture, lease, loan or other agreement or instrument to which Seller is a party or under which Seller or any of the Assets is bound, in any respect that could have a Sprint Material Adverse Effect.

          5.8   Brokers. Seller has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with the Transaction Agreements or the Contemplated Transactions.

          5.9   No Misrepresentation. None of the representations, warranties or statements of Seller in this Agreement contains any untrue statement of a material fact.

        6.     Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date of execution of this Agreement, and as of the Closing Date, as follows:

          6.1   Buyer's Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to execute and deliver the Transaction Agreements, to consummate the Contemplated Transactions and to perform fully its obligations under this Agreement and the other Transaction Agreements.

          6.2   Authorization of Agreement. The execution, delivery and performance of the Transaction Agreements by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action of Buyer, and no other board of directors, stockholder or other corporate proceedings by or on behalf of Buyer is necessary to authorize the execution, delivery or performance of the Transaction Agreements or the consummation of the Contemplated Transactions. The Transaction Agreements constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to

  (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          6.3   No Conflict. The execution, delivery and performance of the Transaction Agreements by Buyer and the consummation by Buyer of the Contemplated Transactions will not: (a) violate or conflict with any provisions of the certificate of incorporation or by-laws of Buyer, each as amended; (b) violate any of the terms, conditions or provisions of any law, rule, statute, regulation, order, writ, injunction, judgment or decree of any Governmental Authority; or (c) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any material contract of Buyer. No authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority, is required in connection with Buyer's execution, delivery and performance of the Transaction Agreements and the consummation of the Contemplated Transactions.

          6.4   Brokers. Buyer has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with the Transaction Agreements or the Contemplated Transactions.

          6.5   No Misrepresentation. None of the representations, warranties or statements of Buyer in this Agreement contains any untrue statement of a material fact.

        7.     Conditions to Closing.

          7.1   Buyer's Conditions to Closing. The obligation of Buyer to purchase the Assets and to perform the other covenants and obligations to be performed by Buyer under this Agreement on or after the Closing Date are subject to the following conditions (all or any of which may be waived, in whole or in part, by Buyer):

            (a)   Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement as of the Closing Date will be true and correct in all material respects, and Seller will have performed all agreements and covenants required under this Agreement to be performed by it prior to or at the Closing in all material respects.

            (b)   Qualifications and Consents. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state and all consents of third parties (except consents by Customers to assign the Customer Contracts) that are required in connection with the sale of the Assets and the transactions contemplated under this Agreement will have been obtained by Seller and will be effective on and as of the Closing Date, and copies of the authorizations, approvals and permits will have been delivered to Buyer.

            (c)   Material Adverse Effect. No Sprint Material Adverse Effect will have occurred since the date of this Agreement.

            (d)   Lender Approval. Buyer will have received all required consents to the execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated under this Agreement, by Buyer's lenders under (i) that certain Credit Agreement, dated as of April 3, 2001, as amended, by and between Buyer and the lenders named in that agreement (the "Credit Agreement") and (ii) any and all documents executed by Buyer and Buyer's lenders in connection with the Credit Agreement.

            (e)   Proceedings and Documents. All necessary proceedings in connection with the transactions contemplated under this Agreement to occur at the Closing, and all documents and instruments incident to the transactions, will be in form and substance reasonably satisfactory to Buyer, and Buyer will have received all counterpart originals or certified or other copies of any documents as it may reasonably request.

            (f)    Prospect and Referral Agreement. Seller will have executed and delivered to Buyer a Prospect and Referral Agreement in the form attached as Exhibit A (the "Prospect and Referral Agreement").

          7.2   Seller's Conditions to Closing. The obligation of Seller to sell the Assets to Buyer and the obligations of Seller to perform the other covenants and obligations to be performed by Seller under this Agreement on or after the Closing Date, will be subject to the following conditions (all or any of which may be waived, in whole or in part, by Seller):

            (a)   Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement as of the Closing will be true and correct in all material respects, and Buyer will have performed all agreements and covenants required under this Agreement to be performed by it prior to or at the Closing in all material respects.

            (b)   Qualifications and Consents. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state and all consents of third parties that are required in connection with the purchase of the Assets and the transactions contemplated under this Agreement will have been obtained by Buyer and will be effective on and as of the Closing Date, and a copies of the authorizations, approvals and permits will have been delivered to Seller.

            (c)   Material Adverse Effect. No TNS Material Adverse Effect will have occurred since the date of this Agreement.

            (d)   Proceedings and Documents. All necessary proceedings in connection with the transactions contemplated under this Agreement to occur at the Closing, and all documents and instruments incident to the transactions, will be in form and substance reasonably satisfactory to Seller, and Seller will have received all counterpart originals or certified or other copies of any documents as it may reasonably request.

            (e)   Prospect and Referral Agreement. Buyer will have executed and delivered to Seller the Prospect and Referral Agreement.

        8.     Further Agreements of the Parties.

          8.1   Covenants Pending Closing. From and after the date of this Agreement until the Closing Date, except as contemplated under this Agreement, Seller (a) will conduct its TranXact Service only in the ordinary course consistent with past practice; (b) will use commercially reasonable efforts to maintain, preserve and protect the Assets, the TranXact Service, business relationships and goodwill; (c) will not modify in any material respect any Customer Contracts without the prior written approval of Buyer; and (d) will not terminate any Customer Contract without the prior written approval of Buyer.

          8.2   Public Announcements. Neither Seller nor Buyer will, without the prior written approval of the other party, permit any of their respective officers, directors or employees to make any public statement (other than non-written discussions with analysts and investors) or issue any press release with respect to (a) the services provided to the Customers in connection with the Customer Contracts, as provided by the other party, or (b) the Contemplated Transactions, unless the statement or release is issued jointly by Seller and Buyer or the statement is required by law, rule or regulation (provided that the other party will, to the extent practicable, be given an opportunity to review and consent to the required statement or release).

          8.3   Expenses. The parties to this Agreement will bear their respective expenses incurred in connection with the preparation, execution and performance of the Transaction Agreements and the consummation of the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, except as otherwise specifically provided in this Agreement.

          8.4   Indemnification for Fees of Brokers and Finders. Buyer, on the one hand, and Seller, on the other, agree to indemnify and hold the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Buyer, on the one hand, or Seller, on the other hand.

          8.5   Customer Contracts.

      (a) (i) Subsequent to the Closing, Seller will exercise commercially reasonable efforts to obtain and deliver to Buyer all necessary consents to the assignment to Buyer of each Customer Contract listed on Schedule 8.5(a)(i) (the "Required Consent Customer Contracts"). The consent (the "Consent") will include, in addition to Buyer's consent to the assignment of the Required Consent Customer Contract to Buyer, the Customer's consent to Buyer's assumption of all obligations under the Required Consent Customer Contract arising on or after the Closing Date. Seller shall have the right to seek the inclusion in the Consent of a provision pursuant to which the Customer releases Seller from all liability relating to any post-Closing matters related to the Required Consent Customer Contract. However, Seller covenants and agrees that if a Customer rejects or refuses to agree to the limitation on Seller's liability set forth in the preceding sentence, Seller will promptly seek to obtain a Consent from such Customer that does not contain such limitation on the Seller's liability. Upon receipt of a Consent from a Customer, Seller will promptly assign the applicable Required Consent Customer Contract to Buyer pursuant to a document in form and substance reasonably acceptable to Seller, Buyer and their respective counsel.

              (ii)   Seller shall have the right to present a Consent to the Customers under those Customer Contracts listed on Schedule 8.5(a)(ii) (the "Non-Consent Customer Contracts"). Seller shall have the right to seek the inclusion in the Consent of a provision pursuant to which the Customer releases Seller from all liability relating to any post-Closing matters related to the Non-Consent Customer Contract. However, Seller covenants and agrees that if a Customer rejects or refuses to agree to the limitation on Seller's liability set forth in the preceding sentence, Seller may promptly seek to obtain a Consent from such Customer that does not contain such limitation on the Seller's liability. Upon receipt of a Consent from a Customer, if Seller seeks a Consent, or upon Seller's decision not to seek a Consent, Seller will promptly assign the applicable Non-Consent Customer Contract to Buyer pursuant to a document in form and substance reasonably acceptable to Seller, Buyer and their respective counsel. Seller will assign all Non-Consent Customer Contracts to Buyer not more than 30 days after the Closing Date.

              (iii)  With respect to all of the Customer Contracts: (A) Buyer and Seller will transition each Customer's TranXact Service in the manner described in Section 8.9; and (B) Seller will provide written notification by overnight mail, in the form of Schedule 8.5(a)(iii), to each Customer within two (2) Business Days after the date of execution of this Agreement, informing the Customers of the Contemplated Transactions.

            (b)   Non-Assigned Required Consent Customer Contracts. If a Customer does not execute a Consent with respect to a Required Consent Customer Contract (as provided in Section 8.5(a)(i)), Seller will give Buyer the financial benefit of the Customer Contract to the same extent as if Seller had not been excluded from assigning such Required Consent

    Customer Contract as provided in Section 8.9. Nothing in this Agreement will be construed as an attempt to assign any Customer Contract that is by its terms not assignable without the consent of the other party (unless the other party's consent has been obtained).

            (c)   Notices Received by Seller. Seller will give Buyer a copy of any notice, demand or other communication that Seller receives from a customer party to a Customer Contract (each, individually, a "Customer" and collectively, the "Customers") during the term of a Customer Contract (including, but not limited to, any renewal terms). Seller will give Buyer the copy as soon as practicable, but in any event within five (5) Business Days after Seller's receipt of the Customer notice, demand or other communication.

            (d)   Notices to be Given to Customers. Seller will give a Customer a notice, demand or other communication relating to a Customer Contract that Buyer reasonably requires Seller to give to the Customer during the term of the Customer Contract (including, but not limited to, any renewal terms) when Seller is continuing to provide the TranXact Service in accordance with Section 8.5(b). Seller will give the notice, demand or other communication to the Customer as soon as practicable, but in any event within five (5) Business Days after Seller receives it from Buyer. During the term of a Customer Contract, Seller will not deliver any other notice, demand or other communication to the Customer with respect to the TranXact Service or the Customer Contract, other than communications with respect to Seller's accounts receivable (which will be governed by the provisions of Section 8.11), and except as specified by Buyer or agreed to by Buyer in its reasonable discretion.

            (e)   Enforcement of Customer Contracts. Seller will cooperate with Buyer to enforce a Customer Contract, including serving as, or joining as, a plaintiff in an action. Seller will not institute an action to enforce a Customer Contract (other than an action to collect Seller's accounts receivables as permitted under Section 8.11) without Buyer's prior written consent, which consent will not be unreasonably withheld. Any enforcement action (other than a collection action by Seller in accordance with Section 8.11) will be conducted at Buyer's sole cost and expense. Buyer will promptly reimburse Seller for Seller's direct, out-of-pocket costs incurred in assisting Buyer as provided in this Section 8.5(e).

            (f)    Customer Information. At the Closing, Seller will provide Buyer with copies of the Customer information, if any, described on Schedule 8.5(f).

          8.6   Further Assurances. From and after the Closing Date, Seller, on the one hand, and Buyer, on the other hand, agree to execute and deliver additional documents and instruments and to take any other actions that are commercially reasonable, as Buyer or Seller, as the case may be, may reasonably request to effectuate the Contemplated Transactions and the Transition Services. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Article 9.

          8.7   Restrictive Covenants.

            (a)   Non-Competition.

              (i)    For a period of two (2) years following the Closing Date, neither Seller nor any Affiliate of Seller will engage, directly or indirectly, either as principal, agent, proprietor, shareholder, owner, partner, Consultant, member or manager, or participate in the ownership or control of any business that provides Competing Services to the Customers.

              (ii)   For a period of one (1) year following the Closing Date, neither Seller nor any Affiliate of Seller will engage, directly or indirectly, either as principal, agent, proprietor, shareholder, owner, partner, Consultant, member or manager, or participate in the ownership or control of any business that provides Competing Services in North America to any person other than the Customers.

              (iii)  For the purposes of this Agreement:

                (A)  the term "Competing Services" means a service that is substantially, functionally equivalent (regardless of protocol) to the TranXact Service provided by Seller immediately prior to the Closing Date; and

                (B)  the term "Consultant" means a person that provides consulting services on designing, creating or operating a Competing Service.

              (iv)  Notwithstanding subsections (i) – (iii) of this Section 8.7(a), Seller and each Affiliate of Seller may, directly or indirectly, provide Competing Services at any time on or after the Closing Date as follows without being in breach of subsections (i) – (iii) of this Section 8.7(a):

                (A)  Seller and each Affiliate of Seller may offer wireless services that are Competing Services or offer wireless services to a third party that incorporates the wireless services into the third party's Competing Services;

                (B)  Seller and each Affiliate of Seller may acquire control of an entity, enterprise or business that provides Competing Services, but only if the entity, enterprise or business derives an aggregate of less than ten percent (10%) of its annual revenues from the Competing Services;

                (C)  Seller and its Affiliates may acquire in the aggregate no more than a ten percent (10%) equity interest in an entity, enterprise or business that provides Competing Services; and

                (D)  Seller and each Affiliate of Seller may be acquired by an entity or enterprise that, either directly or indirectly, or through a subsidiary or Affiliate, provides Competing Services.

            (b)   Non-Solicitation. For a period of one (1) year after the Closing Date, Buyer will not, directly or indirectly, without obtaining the prior written consent of Seller, solicit, hire or otherwise retain any employee of Seller or any Affiliate of Seller that has worked in connection with furnishing the TranXact Service, except an employee who has worked in a de minimus manner in connection with furnishing such service who Buyer solicits solely through a general public solicitation.

            (c)   Remedies. If Seller, an Affiliate of Seller or Buyer breaches or threatens to breach any of the provisions of this Section 8.7 (the "Restrictive Covenants"), Buyer or Seller will have the following independent and severally enforceable rights and remedies in addition to and not in lieu of any other rights and remedies available to Buyer or Seller under law, in equity, or this Agreement:

              (i)    Buyer and Seller have the right and remedy to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction. Each party agrees not to raise a defense that the other party has an adequate remedy at law if a breach or threatened breach of the Restrictive Covenants occurs;

              (ii)   Seller (on its own behalf and on behalf of its Affiliates) and Buyer acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that all or any portion of the Restrictive Covenants is invalid or unenforceable, the remainder of the Restrictive Covenants will not be affected and will be given full effect without regard to the invalid portions;

              (iii)  If any court determines that all or any portion of the Restrictive Covenants is unenforceable because of the duration or geographic scope of the provision, the court will have the power to reduce the duration or scope of the provision, as the case may be, and, in its reduced form, the provision will then be enforceable; and

              (iv)  Buyer and Seller (on its own behalf and on behalf of its Affiliates) confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If a court holds the Restrictive Covenants unenforceable for any reason, Buyer and Seller agree that this determination will not bar or affect Buyer's or Seller's right to the relief (under this Section 8.7) in the other respective jurisdictions. Each Restrictive Covenant as it relates to each jurisdiction will be, for this purpose, severable into diverse and independent covenants.

          8.8    Bulk Sales Law. The Contemplated Transactions will be consummated without compliance with any bulk sales law ("Bulk Sales Laws"). If creditors of Seller assert any claims under an applicable Bulk Sales Law, Buyer will be responsible for claims arising under any of the Assumed Liabilities, and Seller will be responsible for claims arising under any of the Excluded Liabilities.

          8.9    Transition.

            (a)   Transition Plan. Within 45 days after the Closing Date, Buyer will prepare and submit to Seller a transition plan for each Customer. Each Customer transition plan will provide reasonable detail for transitioning the services provided by Seller's facilities to Buyer's facilities in a manner designed to minimize Customer inconvenience and attempts to avoid any service disruptions. Seller shall reasonably cooperate with Buyer in the development of each transition plan.

            (b)   Transition Period. Buyer will assume responsibility to project manage all aspects of each Customer transition. Seller will assist Buyer in the transition by providing the transition services described in Schedule 8.9(b) in accordance with this Section 8.9 (the "Transition Services"). Seller will provide the Transition Services for each Customer in accordance with the transition plan until that Customer has been removed from Seller's facilities and the transition of the TranXact Service to Buyer's facilities has been completed. Buyer and Seller will jointly and reasonably determine when to effect the Customer cut-over.

            (c)   Transition Fees. Buyer will pay to Seller with respect to each Customer a transition fee (the "Transition Fees") for the period beginning on the Closing Date and ending on the earlier to occur of the date the Customer is completely transitioned to Buyer's facilities and removed from Seller's facilities and December 31, 2002 equal to 5.3 cents per minute for all services provided under the applicable Customer Contract. If a Customer's transition has not been completed by December 31, 2002, the Transition Fee for that Customer after December 31, 2002 will be:

              (i)    3 cents per minute for all services provided under the applicable Customer Contract if the failure to complete the Customer's transition is due to any reason other than as set forth in subsection (ii) of this Section 8.9(c); and

              (ii)   6 cents per minute for all services provided under the applicable Customer Contract, beginning upon the later to occur of (A) January 1, 2003 and (B) sixty (60) days (exclusive of any days in November and December 2002) following the date Buyer receives both (1) an assignment of the applicable Customer Contract pursuant to Section 8.5(a)(i) or Section 8.5(a)(ii), and (2) all facilities and equipment necessary to complete the applicable Customer's transition, but only if the failure to complete the Customer's transition is due primarily to Buyer's action or inaction.

    Within two (2) business days after the later to occur of: (i) the assignment of a Customer Contract to Buyer pursuant to Section 8.5(a)(i) or Section 8.5(a)(ii) or (ii) the date on which Buyer, Seller and Customer agree on the facilities and equipment required to be provisioned by Buyer to effect the transition of the Customer from Seller's facilities to Buyer's facilities, Buyer covenants and agrees to order all facilities and equipment necessary to complete the applicable Customer's transition, and provided that Buyer has ordered the facilities and equipment, the payment of the amount set forth in Section 8.9(c)(ii) will be the sole and exclusive monetary remedy for Buyer's failure to complete the Customer's transition.

    The Transition Fees payable with respect to each Customer will be paid in accordance with Section 8.11(f) hereof and will be determined consistent with past practice based on the initial second and additional second billing increments contained in the respective Customer Contract. The parties agree that the Transition Fees are inclusive of all taxes levied on Transition Fees (it being understood that Buyer and Seller may impose taxes on any services provided by Buyer or Seller to a Customer in accordance with Section 8.11(h) hereof and the respective Customer Contract), dial around compensation, universal service fund fees and any other fees, costs or charges imposed by a Governmental Authority.

            (d)       Transition Efforts. Until all Customers are transitioned to Buyer's facilities, Seller will provide the Transition Services. Seller will also, upon the reasonable request of Buyer, provide additional assistance and information as is reasonably necessary or desirable to assist in completing the TranXact Service transition from Seller to Buyer. Buyer will cooperate with Seller in resolving any dispute relating to the TranXact Service based on or arising from facts or events occurring before the Closing.

          8.10    Transfer Taxes. Buyer will pay any transfer, documentary, sales, use, stamp, registration and other taxes and fees (including any related penalties and interest) incurred in connection with the Contemplated Transactions, including any transfer or similar taxes imposed by any state or subdivision. Buyer will also, at its own expense, file all necessary tax returns and other documentation with respect to those taxes and fees and, if required by applicable law, Seller will join in executing the tax returns and other documentation.

          8.11    Receivables and Billing. The parties agree to the following practices and procedures with respect to the billing and collection of accounts receivable for so long as Seller is owed any amount under the Customer Contracts (other than (i) Disputed Accounts (as defined below), and (ii) other accounts reasonably deemed to be uncollectible):

            (a)   Ownership of Receivables. Buyer has not acquired any interest in Seller's accounts receivable or work-in-process with respect to the TranXact Service or the Customer Contracts; and Seller owns all amounts due for the TranXact Service provided to the Customers under the Customer Contracts before the Closing. Buyer will own all amounts due for the TranXact Service provided to the Customers under the Customer Contracts on and after the Closing.

            (b)   Bill Preparation. Seller will in accordance with Section 8.9(b) and Schedule 8.9(b) continue to prepare and transmit bills to the Customers for all amounts due under the Customer Contracts until the billing service is terminated in accordance with Section 8.9(b), after which Buyer will prepare and transmit bills to the Customers of the TranXact Service for all amounts due under the Customer Contracts.

            (c)   Payment Instructions. Seller will direct that payments be made to the account or accounts (or address or addresses) that Seller designates from time to time so long as Seller is preparing and transmitting the bills. Buyer will direct that payments be made to the account or accounts (or address or addresses) that Buyer designates from time to time when Buyer begins to prepare and transmit the bills. Seller will join Buyer in sending new payment directions to the Customers if Buyer so requests after Buyer begins to prepare and transmit the bills.

            (d)   Bill Format. All bills for the TranXact Service provided in connection with the Customer Contracts will be prepared and sent in substantially the same form, with substantially the same content and on substantially the same time schedule as the bills with respect to the TranXact Service were prepared and sent before the Closing. All bills issued in connection with the Customer Contracts will include amounts due to Seller with respect to the TranXact Service and amounts due to Buyer with respect to the TranXact Service without distinction on the billing statement as to whom the amount is due.

            (e)   Application of Customer Payments. All amounts received from Customers under the Customer Contracts will be applied first to the oldest amounts due under the Customer Contracts, unless otherwise directed by the Customer, and except for Customer accounts in dispute at Closing as evidenced by a written notice of dispute from the Customer (the "Disputed Accounts"). All amounts received from Customers having a Disputed Account will be applied to the Customer's account as directed by the Customer or as directed by the final order of a court or arbitrator or the binding direction of any other tribunal. Each party will apply the amounts received and owed to it under the Customer Contracts against the account or claim maintained under those Customer Contracts and neither party will assert any right of set-off or hold-back or otherwise attempt to apply these received amounts to any amount owed to it by the Customer on any non-Customer Contract account or claim.

            (f)    Payment Reports and Reconciliation. Each party will within 20 days after the last day of the month deliver a report to the other party detailing payments received from Customers under Customer Contracts due to the other party, amounts payable to the party sending the report (including any Transition Fees) and amounts retained as a reimbursement for taxes previously remitted to a taxing authority pursuant to Section 8.11(h) hereof and for providing services. The two reports will be reconciled each month with the amounts due to each party netted to establish a net balance owed from one party to the other. Each month, the party owing a net balance to the other party will transmit to the other party payment for the net balance owed for that month within 30 days after the end of the applicable month. Each party will provide the other party with account information for wire transfers of the payments.

            (g)   Collection of Receivables. Each party will exercise reasonable and customary diligence with respect to the collection of the accounts due with respect to the Customer Contracts, but neither party will be required to engage a collection agency or otherwise take extraordinary measures or incur other than reasonable and customary expenses with respect to the collection of accounts. Buyer will not be obligated to file suit for the collection of amounts due to Seller from Customers, but Seller will retain the right to institute a collection action, and Buyer will provide Seller with the assistance Seller reasonably requires. Seller will reimburse Buyer for its direct expenses in providing any assistance. Except as provided in Section 8.5(e), Seller will not be obligated to file suit for the collection of amounts due to Buyer from Customers, but Buyer will retain the right to institute a collection action, and Seller will provide Buyer with assistance as provided in Section 8.5(e).

            (h)   Taxes—Collection and Remittance. The party preparing and sending the bills will be responsible for collecting from the Customers (in addition to the services fees required to be paid under the Customer Contracts for services provided by Seller or Buyer) and remitting to the appropriate authority any federal, state and local taxes, surcharges and fees related to the TranXact Service and the Customer Contracts.

          8.12    Customer Meetings. Seller agrees that within 30 days after the Closing Date, Seller and Buyer will jointly visit or contact each of the Customers to discuss the acquisition and transfer of the respective Customer Contract and the transition of the TranXact Service from Seller to Buyer.

          8.13    License to use TranXact Names. Seller grants to Buyer a royalty free, non-exclusive, non-assignable license to use the names "TranXact" and "TranXact Service" (collectively, the "TranXact Names") to assist Buyer in fulfilling its obligations under the Customer Contracts and this Agreement, but subject to Section 8.2 hereof. Sprint will retain title and ownership rights and interest in the TranXact Names. Seller covenants and agrees not to use, or license any other party to use, the TranXact Names: (a) for a period of two (2) years following the Closing Date for any purpose; and (b) for a period of ten years following the Closing Date in connection with any Competing Services.

        9.     Indemnification and Disputes.

          9.1    Indemnification by Seller for Third Party Claims. Seller will indemnify Buyer and its officers, directors, employees, assigns, successors and Affiliates (collectively, the "Buyer Indemnified Parties") and hold them harmless against any and all actions, suits, proceedings, claims, demands and assessments brought by a third person (collectively, "Third Party Claims") (other than by Seller and its Affiliates), and all judgments, costs, damages, losses, liabilities, taxes and deficiencies and related penalties and interest, and costs and expenses, including reasonable attorneys' fees and expenses that arise out of or result from Third Party Claims (collectively, "Third Party Claim Losses") to the extent that the Third Party Claim Losses arise out of or result from (a) the Excluded Liabilities, (b) Seller's business, or (c) the services provided by Seller during the transition of a Customer, except where and to the extent the Third Party Claim or the Third Party Claim Loss from (a), (b) or (c) results from the actions or failure to act of Buyer or its Affiliates.

          9.2    Indemnification by Buyer for Third Party Claims. Buyer will indemnify Seller and its officers, directors, partners, employees, assigns, successors and Affiliates (together with Buyer Indemnified Parties, the "Indemnified Parties") and hold them harmless against any and all Third Party Claims (other than by Buyer and its Affiliates), and all Third Party Claim Losses that arise out of or result from Third Party Claims to the extent that the Third Party Claim Losses arise out of or result from (a) the Assumed Liabilities, (b) Buyer's business, or (c) the services provided by Buyer during the transition of a Customer, except where and to the extent the Third Party Claim or the Third Party Claim Loss from (a), (b) or (c) results from the actions or failure to act of Seller or its Affiliates.

          9.3    Claim Notice for Indemnification. Either party may assert a claim for indemnification from a Third Party Claim by providing to the other party (the "Indemnitor") a Claim Notice (as defined below). The Indemnified Party must notify the Indemnitor in writing of a claim for indemnification (the "Claim Notice") promptly after the assertion of a Third Party Claim or the occurrence of an event that may give rise to a Third Party Claim. The Claim Notice must describe the asserted liability in reasonable detail, and must indicate the amount (estimated, if necessary and to the extent feasible) of the Third Party Claim Loss that has been or may be suffered by the Indemnified Party. Failure by the Indemnified Party to give a Claim Notice to the Indemnitor in accordance with the provisions of this Section 9.3 will not relieve the Indemnitor of its indemnity obligations except to the extent that the Indemnitor has been actually prejudiced by the failure to give a Claim Notice.

          9.4    Rights of Parties to Settle or Defend. The Indemnitor may elect to compromise or defend, at its own expense, by its own counsel any asserted Third Party Claim, except that the Indemnitor may not settle the Third Party Claim without the written consent of the Indemnified Party if the settlement imposes any obligation on the Indemnified Party, involves any admission of wrongful conduct on the part of the Indemnified Party, imposes any restriction on the Indemnified Party or does not provide for the full and unconditional release of the Indemnified Party. If the Indemnitor elects to compromise or defend the Third Party Claim, it must within 30 days after being given the Claim Notice (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will cooperate in the compromise of, or defense against, the asserted liability. If the Indemnitor elects to defend any Third Party Claim, the Indemnified Party must make available to the Indemnitor any books, records or other documents within its control that are reasonably necessary or appropriate for the defense. If the Indemnitor elects not to defend the Third Party Claim or fails to notify the Indemnified Party of its election, the Indemnified Party may defend (at the expense of the Indemnitor) the Third Party Claim as the Indemnified Party considers appropriate, except that the Indemnified Party may not settle the Third Party Claim without the written consent of the Indemnitor (which will not be unreasonably withheld or delayed) unless the settlement provides for the full and unconditional release of the Indemnitor. The parties agree to cooperate fully with one another in the defense, settlement or compromise of any Third Party Claim. In any event, the Indemnified Party and the Indemnitor may participate, at their own expense, in the defense of a Third Party Claim.

        9.5   Dispute Claims Periods.

            (a)   A party must bring any claim relating to a Dispute (as defined in Section 11.1) about an alleged breach of a representation or warranty on or before that date which is eighteen (18) months following the Closing Date.

            (b)   A party must bring any claim relating to a Dispute about an alleged breach of a covenant or other obligation under this Agreement as follows:

              (i)    any claim relating to a Dispute about an alleged breach of a covenant or other obligation under Section 8.7(a)(i) must be brought on or before that date which is thirty (30) months following the Closing Date;

              (ii)   any claim relating to a Dispute about an alleged breach of a covenant or other obligation under Section 8.7(a)(ii) must be brought on or before that date which is eighteen (18) months following the Closing Date;

              (iii)  any claim relating to a Dispute about an alleged breach of a covenant or other obligation under Sections 8.1 - 8.4, 8.8, 8.10, 8.12 must be brought on or before that date which is eighteen (18) months following the Closing Date; and

              (iv)  any claim relating to a Dispute about an alleged breach of any other covenant or other obligation under Article 8 must be brought on or before the later to occur of (A) January 1, 2004 and (B) that date which is six (6) months following the date of the alleged breach.

          9.6    Limits on Liability. Any liability under this Agreement for a Dispute or a Third Party Claim Loss is subject to the provisions of this Section 9.6, except that a Dispute under Section 10.2 or a claim for indemnification for Third Party Claim Losses is not subject to the limits set forth in Sections 9.6(a).

            (a)   Deductible Amount. A party will be entitled to recover its judgments, costs, damages, losses, liabilities, taxes and deficiencies and related penalties and interest, and costs and expenses, including reasonable attorneys' fees and expenses that arise out of or result from a Dispute (collectively, "Dispute Losses") only after and to the extent the aggregate Dispute Losses to that party for all Disputes exceed $500,000, and the party will not be entitled to recover the $500,000 deductible.

            (b)   Subrogation. The Indemnitor or the party paying a Dispute Loss (each being a "Payor"), whichever is applicable, will be subrogated to the rights of the Indemnified Party or the party receiving the amount of the Dispute Loss (each being a "Payee"), against any third party with respect to a Third Party Loss or a Dispute Loss upon the payment in full of the Third Party Claim Loss or the Dispute Loss by the Payor. In either case, the Payee will remit to the Payor any reimbursement the Payee receives from the third party on account of a legal action or other claim to which the subrogated rights relate.

            (c)   Special Damages. In no event will either party in a Dispute be entitled to receive from the other party any indirect, special, incidental or consequential damages or losses, including without limitation loss of profits, income or business opportunities by the other party or any party claiming through the other party. An Indemnified Party is entitled to indemnification from a Third Party Claim, and a Third Party Claim Loss will include, any indirect, special, incidental or consequential damages or losses, including without limitation loss of profits, income or business opportunities by the party claiming through the Indemnified Party.

            (d)   Disclosed Breaches. Buyer will not be entitled to recover for any Dispute Loss that arises from the breach of a representation, warranty, covenant or agreement to the extent the breach is disclosed in a schedule attached to this Agreement. Seller may deliver to Buyer revised schedules no later than one Business Day before the Closing Date; provided, however, that if such delivery reflects a Sprint Material Adverse Effect, Buyer shall have the right to terminate this Agreement pursuant to Section 10.1(c)(ii).

          9.7    Exclusive Remedies. The parties acknowledge that the indemnity rights set forth in this Article 9 are intended to be their exclusive monetary remedies for Third Party Claims in connection with this Agreement and the Contemplated Transactions; except that nothing in this Section 9.7 limits in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled.

        10.   Termination.

          10.1    Events Leading to Termination. This Agreement may be terminated and the transactions contemplated under this Agreement may be abandoned at any time before the Closing:

            (a)   by mutual written consent of Buyer and Seller;

            (b)   by Buyer or Seller:

              (i)    if a Governmental Authority issues an order, decree or ruling or takes any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Closing, and that order, decree, ruling or other action becomes final and non-appealable, or

              (ii)   if (A) the Closing does not occur on or before May 31, 2002, and (B) the party wishing to terminate this Agreement pursuant to this Section 10.1(b)(ii) is not then in breach under this Agreement;

            (c)   by Buyer

              (i)    if a material default or material breach by Seller occurs and is continuing with respect to the due and timely performance of any of its covenants or agreements contained in this Agreement, or

              (ii)   if any of Seller's representations or warranties contained in this Agreement are or become inaccurate (without giving effect to any materiality qualifications or exceptions contained in the representation or warranty) and the inaccuracy has had or will be reasonably likely to have a Sprint Material Adverse Effect; or

            (d)   by Seller

              (i)    if a material default or material breach by Buyer occurs and is continuing with respect to the due and timely performance of any of its covenants or agreements contained in this Agreement,

              (ii)   if Buyer fails to obtain the consent required by Section 7.1(d) before 3:00 p.m. Eastern Time on May 28, 2002, or

              (iii)  if any of Buyer's representations or warranties contained in this Agreement are or become inaccurate (without giving effect to any materiality qualifications or exceptions contained in the representation or warranty) and the inaccuracy has had or will be reasonably likely to have a TNS Material Adverse Effect.

          10.2    Certain Payments upon Termination.

            (a)   Termination Payment.

              (i)    If Buyer terminates this Agreement as permitted by Section 10.1(c), then Seller will pay Buyer $100,000 immediately.

              (ii)   If Seller terminates this Agreement as permitted by Section 10.1(d)(i) or (d)(iii), then Buyer will pay Seller $100,000 immediately.

              (iii)  If Seller terminates this Agreement as permitted by Section 10.1(d)(ii), then Buyer will pay Seller $2,000,000 immediately.

              (iv)  If the parties terminate the agreement as permitted by Section 10.1(a) or (b), then neither party is required to pay the other party an amount under this Section 10.2.

            (b)   Termination Payment Limit. If this Agreement is terminated as permitted by Section 10.1, the payment of the amount set forth in Section 10.2(a) (or the nonpayment of an amount, if no amount is required) will be the sole and exclusive remedy for either party.

            (c)   Procedure and Effect of Termination. If either party terminates this Agreement as permitted under Section 10.1, it will give written notice of the termination and the reason(s) for the termination to the other party. Upon receipt of the notice, each party will return or destroy all documents, work papers and other materials pursuant to the Non-Disclosure Agreement entered into by the parties on April 1, 2002.

        11.   Miscellaneous.

          11.1    Arbitration. If any dispute or controversy arises between the parties out of or relating to this Agreement or any other Transaction Agreement but not out of a Third Party Claim (a "Dispute"), a party will notify the other party in writing of the existence of the Dispute, and the parties will meet and negotiate in good faith to attempt to resolve the Dispute. If the efforts do not within 60 days resolve the Dispute, upon demand of either party the Dispute will be resolved by binding arbitration as provided in this Section 11.1. Disputes may include, without limitation, tort claims, counterclaims, claims arising from documents executed in the future, or claims arising out of or connected with the transactions covered by this Agreement and the other Transaction Agreements. Buyer and Seller will each appoint an arbitrator of choice from a list of arbitrators recognized by the American Arbitration Association. The appointed arbitrators will appoint a third arbitrator from the list. The three arbitrators will hear the parties and settle the Dispute. The proceedings will be conducted under and governed by the Commercial Rules of the American Arbitration Association, as in effect from time to time. All arbitration hearings will be conducted in New York City, New York. All applicable statutes of limitation will apply to any Dispute. The arbitrators will have no power to award punitive or exemplary damages, to ignore or vary the terms of this Agreement or any other Transaction Agreement (except as permitted by a court in Section 8.7(c)(iii)), and will be bound to apply controlling law. The party who prevails on entry of the award of judgment will be entitled to its costs and expenses, including reasonable attorneys' fees. A judgment upon the award may be entered in any court having jurisdiction. Except as set forth in Section 9.7, the parties' rights and obligations under this Section 11.1 with respect solely to Disputes eliminate, replace and affect the right of the parties to proceed in any court of proper jurisdiction to obtain provisional or ancillary remedies including, but not limited to, injunctive relief; provided, that, nothing in this Section 11.1 shall prevent Buyer from pursuing any equitable or other non-monetary remedies it may have to the extent TNS fails to order facilities and equipment as required by Section 8.9(c) hereof or if TNS has received the necessary facilities and equipment but has failed to migrate the TranXact Service to Buyer's facilities.

          11.2    Entire Agreement. The Transaction Agreements (together with the Schedules and Exhibits) and the Non-Disclosure Agreement entered into between Buyer and Seller signed April 1, 2002, contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for in this Agreement and in the Non-Disclosure Agreement, and supersede any previous written and verbal agreements and understandings between the parties with respect to those matters.

          11.3    Governing Law; Consent to Jurisdiction. The Transaction Agreements will be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflicts of law principles. Subject to the provisions of Section 8.7(c), both Buyer and Seller irrevocably submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any suit, action or other proceeding arising out of or based on the Transaction Agreements or their subject matter. Buyer and Seller, to the extent permitted by applicable law, waive, and agree not to assert by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in the above-named courts, any claim that: (a) it is not subject personally to the jurisdiction of those courts; (b) the suit, action or proceeding is brought in an inconvenient forum; (c) the venue of the suit, action or proceeding is improper; or (d) the Transaction Agreements or their subject matter may not be enforced in or by those court.

          11.4    Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, the right to trial by jury in any legal proceeding arising out of or relating to the Transaction Agreements.

          11.5    Survival. The representations and warranties of the parties set forth in this Agreement continue for a period of eighteen (18) months following the Closing Date. The following Articles will survive the termination of this Agreement: Articles 9 (Indemnification), 10 (Termination) and 11 (Miscellaneous).

          11.6    Headings. The section headings of the Transaction Agreements are for reference purposes only and are to be given no effect in the construction or interpretation of the Transaction Agreements.

          11.7    Notices. All notices and other communications under the Transaction Agreements will be in writing and will be deemed given when delivered personally, mailed by registered or certified mail, return receipt requested, or sent by recognized overnight delivery service to the parties at the following addresses (or to another address that a party may specify by notice given to the other party in accordance with this provision):

          If to Seller, to:

      Sprint Communications Company L.P.
      12502 Sunrise Valley Drive,
      Reston, VA 22096
      Attn: Vice President—GMG Business Development

          with a copy to:

      Sprint Communications Company L.P.
      Eisenhower A
      6200 Sprint Parkway
      Overland Park, KS 66251
      Attn: Corporate Secretary

          If to Buyer, to:

      Transaction Network Services, Inc.
      1939 Roland Clarke Place
      Reston, VA 20191
      Attn: General Counsel

          with a copy to:

      Jeffrey E. Jordan, Esq.
      Arent Fox Kintner Plotkin & Kahn, PLLC
      1050 Connecticut Avenue, N.W.
      Washington, DC 20036-5339

          11.8    Severability. Any provision of the Transaction Agreements that is invalid or unenforceable will be ineffective to the extent of that invalidity or unenforceability but the invalidity or unenforceability will not affect in any way the remaining provisions of the Transaction

  Agreements, if that invalidity or unenforceability does not deny either party the material benefits of the transactions for which it has bargained.

          11.9    Amendment; Waiver. No provision of the Transaction Agreements may be amended or modified except by an instrument or instruments in writing signed by the parties. Either party may waive compliance by the other with any of the provisions of the Transaction Agreements. No waiver of any provision of a Transaction Agreement will be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party granting the waiver. Electronic mail will not be deemed a "writing" for purposes of this Section 11.9.

          11.10    Assignment and Binding Effect. Neither party may assign any of its rights or delegate any of its duties under the Transaction Agreements without the prior written consent of the other party, except that (i) Seller may assign any of rights or obligations under this Agreement to any Affiliate of Seller, provided that (a) any transferee Affiliate of Seller will assume in writing all of the obligations of Seller pursuant to the terms of the Transaction Agreements; and (b) Seller will remain jointly and severally liable for all of its obligations under the Transaction Agreements and (ii) Buyer may assign any of its rights as collateral for any obligations due and owing under the Credit Agreement. Buyer agrees that if Buyer, or its creditors under the Credit Agreement, sell transfer or assign any of the Customer Contracts (as amended, extended or renewed) or substantially all of the assets used to provide the TranXact Service or the services substantially similar to the TranXact Service, the purchaser of those contracts or assets must assume in writing, and perform all obligations of Buyer under the Transaction Agreements relating to the Customer Contracts so assigned, sold or transferred (or, in the case of a sale of assets, relating to all of the Customer Contracts) from the date of sale, transfer or assignment and Buyer will remain jointly and severally liable with the purchaser for all such obligations. All of the terms and provisions of the Transaction Agreements will be binding on the respective successors and permitted assigns of the parties.

          11.11    No Benefit to Others. The representations, warranties, covenants and agreements contained in the Transaction Agreements are for the sole benefit of the parties and their respective successors and assigns and they will not be construed as conferring and are not intended to confer any rights on any other person.

          11.12    Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts. Each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument.

          11.13    Certain Definitions. The following terms, as used in this Agreement, have the following meanings:

  "Affiliate" with respect to any person, means any person directly or indirectly controlling, controlled by or under common control with that person.

  "Assets" has the meaning given in Section 1.

  "Assumed Liabilities" has the meaning given in Section 2.1.

  "Bulk Sales Laws" has the meaning given in Section 8.8

  "Business Day" means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the Commonwealth of Virginia on which banking institutions located in that state are closed.

  "Buyer Indemnified Party" has the meaning given in Section 9.1.

  "Claim Notice" has the meaning given in Section 9.3.

  "Closing" has the meaning given in Section 1.

  "Closing Date" has the meaning given in Section 4.

  "Competing Services" has the meaning given in Section 8.7(a)(iii)(A).

  "Consent" has the meaning given in Section 8.5(a)(i).

  "Consultant" has the meaning given in Section 8.7(a)(iii)(B).

  "Contemplated Transactions" has the meaning given in Section 1.

  "Credit Agreement" has the meaning given in Section 7.1(d).

  "Customer" has the meaning given in Section 8.5(c).

  "Customer Contracts" has the meaning given in Section 1.

  "Dispute" has the meaning given in Section 11.1.

  "Dispute Losses" has the meaning given in Section 9.6(a).

  "Disputed Accounts" has the meaning given in Section 8.11(e).

  "Excluded Liabilities" has the meaning given in Section 2.2.

  "Governmental Authority" means any government or political subdivision, whether federal, state, local or foreign, and any agency, department, division, court, tribunal or instrumentality of any government or political subdivision.

  "Indemnified Party" has the meaning given in Section 9.2.

  "Indemnitor" has the meaning given in Section 9.3.

  "Liens" has the meaning given in Section 5.4(a).

  "Non-Consent Customer Contracts" has the meaning given in Section 8.5(a)(ii).

  "Payee" has the meaning given in Section 9.6(b).

  "Payor" has the meaning given in Section 9.6(b).

  "Permitted Liens" has the meaning given in Section 5.4(a).

  "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group.

  "Prospect and Referral Agreement" has the meaning set forth in Section 7.1(f).

  "Purchase Price" has the meaning given in Section 3.1.

  "Required Consent Customer Contracts" has the meaning given in Section 8.5(a)(i).

  "Restrictive Covenants" has the meaning given in Section 8.7(c).

  "Revenues" has the meaning given in Section 5.5(c).

  "Sprint Material Adverse Effect" or "Sprint Material Adverse Change" means any change or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (i) the Assets, (ii) the operations, results or prospects of the TranXact Service, or (iii) Seller's ability to perform its obligations under any Transaction Agreement or the Customer Contracts.

  "Third Party Claim" has the meaning given in Section 9.1.

  "Third Party Claim Losses" has the meaning given in Section 9.1.

  "TNS Material Adverse Effect" or "TNS Material Adverse Change" means any change or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to Buyer's ability to perform its obligations under any Transaction Agreement or the Customer Contracts.

  "Transition Fees" has the meaning given in Section 8.9(c).

  "Transaction Agreements" means this Agreement and the Prospect and Referral Agreement.

  "Transition Services" has the meaning given in Section 8.9(b).

  "TranXact Names" has the meaning given in Section 8.13.

  "TranXact Service" has the meaning given in the Preamble to this Agreement.

          11.14    Interpretation. Article titles and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to in this Agreement will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim in this Agreement. As used in this Agreement, the terms "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by those words or words of like import; the terms "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also references to its successors and assigns; references to any gender include the other; the singular includes the plural and vice versa, except as the context may otherwise require; references to any agreement or other document are to that agreement or document as amended and supplemented from time to time; references to the terms "Article", "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision of this Agreement or to an "Exhibit" or "Schedule" to this Agreement.

        IN WITNESS WHEREOF, the undersigned have caused this Asset Purchase Agreement to be executed as of the date first above written.

SPRINT COMMUNICATIONS COMPANY L.P.
By:
Name: Len Lauer Title: President—Global Markets
TRANSACTION NETWORK SERVICES, INC.
By:
Name: Brian Bates Title: President and Chief Operating Officer

Sprint Corporation, a Kansas corporation, agrees to comply with, and to cause its Affiliates to comply with, the provisions of Section 8.7.

SPRINT CORPORATION
By:
Name: Len Lauer Title: President—Global Market Groups

QuickLinks

  Exhibit 2.1
Table of Contents